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                                                                    Exhibit 99.1

            FOR IMMEDIATE RELEASE                       CONTACT: PETER HAUSBACK
                                                                 (415) 945-4207
                                                             PHAUSBACK@ILFO.COM
                                                              WWW.ILFORNAIO.COM



                    IL FORNAIO ANNOUNCES STOCKHOLDER LAWSUIT



     CORTE MADERA, CA - DECEMBER 1, 2000 - Il Fornaio (America) Corporation (Nasdaq National Market: ILFO), an authentic Italian restaurant and bakery company with locations across the United States, announced today that three complaints have been filed against the Company and its directors by purported stockholders of the Company alleging, among other things, a breach of fiduciary duties and seeking an injunction, damages and other relief in connection with the previously-announced entry into a definitive merger agreement with an affiliate of Bruckman, Rosser, Sherrill & Co., L.L.C. Under that agreement, stockholders of the Company would receive $14.00 in cash for each share of common stock. Following the merger, senior management and certain directors and stockholders of the Company will retain a significant equity interest in the Company. As previously reported, a special committee of independent directors negotiated the transaction with the advice of the investment banking firm, Evercore Partners, and counsel to the special committee, both of which were engaged by the special committee. The Company believes that the allegations in the complaint are without merit and intends to contest the matter vigorously.


     Il Fornaio owns and operates 24 full-service Italian restaurants that serve creatively prepared, premium-quality Italian cuisine based on authentic regional Italian recipes. Each Il Fornaio restaurant houses a retail bakery offering Il Fornaio's baked goods, prepared foods and a variety of Il Fornaio-brand products. In addition, Il Fornaio's bakery division operates three wholesale bakeries that produce artisan breads, pastries and other baked goods for sale in its own locations and to high-quality grocery stores, cafes and gourmet coffee retailers, hotels and other fine restaurants.